Filed pursuant to 424(b)(3)
Registration No. 333-141853

PROSPECTUS SUPPLEMENT NO. 8
TO PROSPECTUS DATED JULY 31, 2007
(as supplemented by Prospectus Supplement No. 1 dated August 21, 2007,
Prospectus Supplement No. 2 dated September 17, 2007,
Prospectus Supplement No. 3 dated September 24, 2007,
Prospectus Supplement No. 4 dated October 3, 2007,
Prospectus Supplement No. 5 dated October 22, 2007,
Prospectus Supplement No. 6 dated November 14, 2007, and
Prospectus Supplement No. 7 dated December 4, 2007.)

SMART ONLINE, INC.
8,707,051
SHARES OF COMMON STOCK

This prospectus supplement supplements our prospectus dated July 31, 2007 as previously supplemented, which we generally refer to as the prospectus, relating to the resale of up to 8,707,051 shares of our common stock by the selling security holders named in this prospectus and the person(s) to whom such security holders may transfer their shares. These shares consist of:

•	7,051,136 currently outstanding shares; and

•	1,655,915 shares issuable upon exercise of outstanding warrants held by the selling security holders.

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus. No shares are being offered by us.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement includes the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission, or the SEC, on February 1, 2008.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 4, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 1, 2008

Smart Online, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2530 Meridian Parkway, 2nd Floor, Durham, North Carolina		27713
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		919-765-5000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2008, Nicholas A. Sinigaglia, Chief Financial Officer, notified Smart Online, Inc. (the "Company") of his desire to resign from his position with the Company and his willingness to assist the Company in the transition necessitated by his resignation. The reason for Mr. Sinigaglia’s resignation is his personal desire to return to his native State of New York. The Company is now undertaking a search for a new Chief Financial Officer, and Mr. Sinigaglia has indicated that he will be available until March 30, 2008 to help effect a smooth transition and to provide financial advice after the appointment of a new Chief Financial Officer.

In connection with his notification to the Company of his desire to resign, on February 1, 2008, Mr. Sinigaglia and the Company entered into an amendment to his Employment Agreement dated March 21, 2006 (the "Employment Agreement Amendment"). The Employment Agreement Amendment provides that in appreciation for his willingness to stay with the Company through March 30, 2008, Mr. Sinigaglia will receive three months severance, payable in three substantially equal installments on the last business day of April 2008, May 2008 and June 2008. In addition, the Company will reimburse Mr. Sinigaglia for premium payments he makes under the Consolidated Budget Reconciliation Act ("COBRA") to continue his health insurance coverage for three (3) months after March 30, 2008.

The Company and Mr. Sinigaglia are also parties to a Restricted Stock Agreement dated April 18, 2007 (the "RSA"), pursuant to which Mr. Sinigaglia was granted 30,000 shares of restricted stock of the Company. The restrictions had lapsed as to one-third of the shares as of April 18, 2007 and the remaining restrictions were scheduled to lapse in equal installments on April 18, 2008 and April 18, 2009. On February 1, 2008, the Company and Mr. Sinigaglia entered into an amendment to the RSA (the "RSA Amendment") to accelerate the restriction lapsing date of April 18, 2008 to March 30, 2008. As he will not continue as an employee of the Company after March 30, 2008, the 10,000 shares of restricted stock with a restriction lapsing date of April 18, 2009 have been forfeited by Mr. Sinigaglia.
The descriptions of the Employment Agreement Amendment and the RSA Amendment contained herein are qualified in their entirety by reference to each agreement, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Safe Harbor Statement

Statements made by the Company in this Current Report on Form 8-K relating to future plans, events, or financial performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation, uncertainty regarding the timing and outcome of the Company's search for a new Chief Financial Officer. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this Current Report on Form 8-K are based on the Company’s estimates and plans as of February 1, 2008. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment to Employment Agreement, dated February 1, 2008, with Nicholas A. Sinigaglia

10.2	Amendment to Restricted Stock Award Agreement, dated February 1, 2008, with Nicholas A. Sinigaglia

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

February 1, 2008	By:	/s/ David E. Colburn
Name: David E. Colburn
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Amendment to Employment Agreement, dated February 1, 2008, with Nicholas A. Sinigaglia
10.2	Amendment to Restricted Stock Award Agreement, dated February 1, 2008, with Nicholas A. Sinigaglia

EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of the 1 st day of February, 2008 by and between SMART ONLINE, INC., a Delaware company (the “Company”) and NICHOLAS A. SINIGAGLIA (the “Employee”).

WHEREAS, the Company and Employee are parties to an Employment Agreement dated March 21, 2006 (the “Employment Agreement”);

WHEREAS, the current term of employment under the Employment Agreement will end March 30, 2008;

WHEREAS, pursuant to Section 5(b) of the Employment Agreement, Employee has the right to terminate employment at any time upon the giving of thirty (30) days notice to the Company of Employee’s intent to do so;

WHEREAS, Employee has no entitlement to any severance benefits under the Employment Agreement;

WHEREAS, Employee has expressed a desire to resign from his current position as Chief Financial Officer, but is willing to remain employed with the Company until March 30, 2008 in exchange for the severance payment and continuation of health benefits provided by this Amendment; and

WHEREAS, the Company and Employee have agreed to amend the Employment Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree that the Employment Agreement shall be amended as follows:

1. The Employment Agreement is amended by the deletion of Section 1 in its entirety and the insertion in lieu thereof the following:

1. EMPLOYMENT PERIOD.

The Company shall employ the Employee, and the Employee shall serve the Company, on the terms and conditions set forth in this Agreement. Such employment pursuant to the terms of this Agreement shall commence on March 21, 2006, and shall terminate on the first to occur of (i) the termination of this Agreement as provided herein, or (ii) March 30, 2008. The term during which this Agreement is in effect is referred to herein as the “Employment Period.”

2. The Employment Agreement is amended by the addition of a new Section 17, which shall read as follows:

17. SEVERANCE.

If Employee refrains from exercising his right to terminate his employment hereunder pursuant to Section 5(b) (with 30 days notice) hereof and remains employed until March 30, 2008, then the Company shall pay him a severance payment in an amount equal to three (3) times his then current monthly salary (the “Severance Payment”). The Severance Payment shall be paid in three (3) substantially equal installments on the last business day of April 2008, May 2008 and June 2008. In addition, the Company shall reimburse Employee for premium payments he makes under the Consolidated Budget Reconciliation Act (“COBRA”) to continue his health insurance coverage for three (3) months. All reimbursements for COBRA payments shall be made as soon as practicable following Employee’s submission of proof of timely payments to the Company; provided, however, that all such claims for reimbursement shall be submitted by Employee and paid by the Company no later than six (6) months following Employee’s termination of employment.

The Company’s obligation to provide the Severance Payment and the COBRA reimbursements is conditioned upon Employee’s execution and non-revocation of a release of all claims and his compliance with Sections 7, 8, 9 and 10 hereof.

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3. The Employment Agreement is further amended by the addition of a new Section 18, which shall read as follows:

18. DELAYED DISTRIBUTION TO KEY EMPLOYEES.

If the Company determines, in accordance with Sections 409A and 416(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, in the Company’s sole discretion, that Employee is a Key Employee of the Company on the date his employment with the Company terminates and that a delay in payment of the severance pay and benefits provided under this Agreement is necessary for compliance with Code Section 409A(a)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided under this Agreement and not otherwise exempt from Section 409A shall be delayed for a period of six (6) months (the “409A Delay Period”). In such event, any such severance payments and the cost of any such continuation of benefits provided under this Agreement that would otherwise be due and payable to Employee during the 409A Delay Period shall be paid to Employee in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) of that section. If Employee is identified as a Key Employee on an Identification Date, then Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

4. Except as amended hereby, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed by the Company and Employee in all respects.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year set forth above.

SMART ONLINE, INC.

By: /s/ David E. Colburn
Name: David E. Colburn
Title: CEO

EMPLOYEE:

/s/ Nicholas A. Sinigaglia
Nicholas A. Sinigaglia

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EXHIBIT 10.2

AMENDMENT TO RESTRICTED STOCK AGREEMENT

THIS AMENDMENT TO RESTRICTED STOCK AGREEMENT (the “Amendment”) is made and entered into as of the 1 st day of February, 2008 by and between SMART ONLINE, INC., a Delaware company (the “Company”) and NICHOLAS A. SINIGAGLIA (the “Employee”).

WHEREAS, the Company and Employee are parties to an Restricted Stock Agreement dated April 18, 2007 (the “Agreement”); and

WHEREAS, the Company and Employee have agreed to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree that the Agreement shall be amended as follows:

1. The Agreement is amended by the deletion of Section 4(a)(ii) in its entirety and the insertion in lieu thereof the following new section 4(a)(ii):

(ii) One-third of the Securities as of March 30, 2008.

2. Except as amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed by the Company and Employee in all respects.

[Remainder of the page intentionally left blank.]

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year set forth above.

SMART ONLINE, INC.

By: /s/ David E. Colburn
Name: David E. Colburn
Title: CEO

EMPLOYEE:

/s/ Nicholas A. Sinigaglia
Nicholas A. Sinigaglia

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